Exhibit 8.0     Opinion of KPMG Peat Marwick LLP re: Federal and State Tax
                Matters






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                     [Letterhead of KPMG Peat Marwick LLP]




May 30, 1997

Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
567 Broadway
Bayonne, NJ 07002


GENTLEMEN:

You have requested that we render to you our opinion as to certain Federal and New Jersey income tax issues related the proposed reorganization of Bayonne Bankshares, M.H.C. (Mutual Holding Company) into the stock form of organization (the Reorganization) by creating Bayonne Bancshares, Inc. (the Company). The opinions contained herein are based solely on the facts as contained in the section of this letter entitled "STATEMENT OF FACTS" and the representations described in the section of the letter entitled "REPRESENTATIONS." All sectioned references are to the Internal Revenue Code of 1986 as amended ("the Code") as in effect as of date of this opinion. If any of the facts and or representations are not correct or complete, it is imperative that we be informed in writing as this could have a material adverse effect on our opinion.

                               STATEMENTS OF FACTS


The Mutual Holding Company is a Federally chartered mutual holding company and owns 54.1% of the common stock of First Savings Bank of New Jersey, SLA (the
Bank). Prior to January 6, 1995, the Mutual Holding Company was a New Jersey state chartered mutual savings and loan association. On January 6, 1995 the state chartered mutual savings and loan association transferred virtually all of its assets to a newly chartered New Jersey stock savings and loan association, the Bank, in exchange for the Bank's common stock and assumption of all of the transferor's liabilities. The state chartered mutual savings and loan association converted to a Federally chartered Mutual Holding Company. The Bank also sold its common stock for cash in a public offering (the Public common stock). A ruling was obtained from the Internal Revenue Service which among other things, held that no gain or loss was recognized on the transfer, and no recapture of the reserve for bad debts was required.

On December 19, 1996 the Board of Directors of the Mutual Holding Company and the Bank adopted the Plan of Conversion and Agreement and Plan of Reorganization of Bayonne Bankshares, M.H.C. and First Savings Bank of New Jersey S.L.A., as amended




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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-2-



on February 20, 1997 and May 15, 1997 (the Plan), pursuant to which the Bank caused the Company to be incorporated under Delaware law as a first-tier, wholly owned subsidiary of the Bank, and the Company will form Interim B after receipt of all requisite regulatory approvals, as a first tier, wholly owned subsidiary of the Company. The Company adopted the Plan on February 6, 1997 and the Board of Directors of Interim B will adopt the Plan by at least a two-thirds vote. In addition, the Bank and the Company will approve the Plan in their capacities as the sole shareholders of the Company and Interim B, respectively.

In accordance with the Plan adopted by the Bank and the Mutual Holding Company, the Bank will become a subsidiary of the Company upon consummation of the transactions described herein. As a result of the Conversion and Reorganization, each share of common stock, par value $.10 per share of the Bank held by the Mutual Holding Company, which currently holds 1,659,485 shares or 54.1% of the outstanding Bank common stock, will be canceled and each share of Bank common stock held by the Bank's public stockholders (the "Public Bank Shares"), which amounted to 1,404,004 shares, or 45.9% of the outstanding Bank common stock at March 31, 1997, will be converted into shares of the Company's common stock pursuant to a ratio that will result in the holders of such shares (the "Public Shareholder's") owning in the aggregate the same percentage of the Company as they previously owned in the Bank, before giving effect to (a) the payment of cash in lieu of fractional Exchange Shares, or (b) any shares of common stock purchased by such stockholders in the Offerings described herein or the Bank's ESOP thereafter.

In addition to the exchange of Company common stock for Public Bank Shares, non-transferable subscription rights to subscribe for up to 4,234,000 shares (which may be increased to 4,870,000 shares) of common stock (the "Conversion Stock") have been granted, in order of priority, to each of the Bank's Eligible Account Holders, to the ESOP, to the Bank's Supplemental Eligible Account Holders, and to certain Other Members in a subscription offering. Subscription rights are nontransferable. Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public, with a first preference given to holders of the Public Bank Shares and a second preference to natural persons residing in the City of Bayonne in the State of New Jersey. Shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering.



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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-3-




The aggregate sales price of the common stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Bank and the Mutual Holding Company. The conversion and sale of common stock will be accomplished in accordance with the rules and regulations of the Office of Thrift Supervision (OTS) and will be subject to the approval of the OTS.

Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their respective capacities as such, purchase in the Subscription Offering more than $200,000 of the total number of shares of Conversion Stock offered for sale in the Conversion; no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community Offering more than $200,000 of the total number of shares offered for sale in the Conversion; and no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the number of shares of Conversion Stock that when combined with Exchange Shares received by such person would exceed the overall maximum purchase limitation of 3.0% of the total number of shares of Conversion Stock offered for sale in the Conversion; provided, however, that such purchase limitations and the amount that may be subscribed for may be increased or decreased in the sole discretion of the Company, the Mutual Holding Company and the Bank without further approval of the Mutual Holding Company's members or the Public Shareholders. The minimum purchase is 25 shares.




The Company intends to seek stockholder approval of certain stock programs which it intends to adopt for the benefit of non-employee directors, officers and employees of the Company and the Bank at a meeting of stockholders following the Conversion and Reorganization, which under current OTS regulations may be held no earlier than six months after completion of the Conversion. Assuming the receipt of stockholder approval, the Company expects to acquire common stock on behalf of the stock programs in an amount equal to 4% of the Conversion Stock sold in the Conversion, or 125,200 shares and 169,360 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued common stock.


The reorganization will be structured as follows:


(i) The Bank organized the Company which issued to the Bank 10 shares of common stock, consisting of all the issues of outstanding stock of the Company for $.01 per share. The Company is a wholly owned subsidiary of the Bank. The Company will then form Interim B, as a Federally-chartered stock savings




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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-4-



association, as a wholly owned subsidiary of the Company, solely to facilitate the reorganization.


(ii) Pursuant to the Plan, the Mutual Holding Company which owns 54.1% of the common stock ("Institution Common Stock") of the Bank will convert to a Federally chartered interim stock savings bank (Interim A) and simultaneously merge with and into the Bank pursuant to the Plan. All shares of the Institution Common Stock held by the Mutual Holding Company will be canceled. The Bank will establish a liquidation account on behalf of each depositor member of the Mutual Holding Company.


(iii) The Bank and Interim B will merge pursuant to which the Company's shares of Interim B will be converted into shares of Bank common stock and the Bank will become a wholly owned subsidiary of the Company.

(iv) The Public Shareholders of Bank common stock will exchange their shares of Bank common stock for common stock of the Company.


(v) The Company will offer additional shares of its common stock for sale in a Subscription and Community Offering and possibly a Syndicated Community Offering as set forth in the Plan.


The Company intends to adopt the stock option plan of the Bank. All unexercised stock options to acquire Bank common stock existing prior to the merger shall, upon the consummation of the merger, become stock options to acquire stock of the Company.

As a result of the above transactions, all Public Shareholders of the Bank will become the stockholders of the Company, and the Bank will become a wholly owned subsidiary of the Company. After the reorganization is consummated, the Bank and Interim B will constitute a single corporation and the separate existence of the Interim B will cease by operation of law. All assets and liabilities of Interim B will be transferred to and assumed by the Bank as of the date of reorganization. The Bank will continue to operate as a savings association and retain its present state charter. Directors of the Bank will continue as Directors of the Bank after the reorganization is consummated.


In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of


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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-5-



liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposits account, plus accrued interest. He would not have an interest in the value or assets of the Bank or the Company above that amount.


The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of
(1) the Bank's retained earnings at August 31, 1994, the date of the latest statement of financial condition contained in the final offering circular utilized in the 1995 MHC Reorganization or (2) 54.1% of the Bank's shareholders' equity as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion and Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular savings accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on December 31, 1994 and March 31, 1997, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Qualifying Deposits in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on the respective record dates.


If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposits would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are




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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-6-



closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

                                 REPRESENTATIONS

You have provided the following representations concerning this transaction:

(a) The fair market value of Company common stock to be received by each Public Shareholder will be approximately equal to the fair market value of the Bank common stock surrendered in exchange.

(b) The management of the Bank has no knowledge of any plan or intention on the part of its Public Shareholders who own 5% or more of the Bank common stock, and to the best of the knowledge of management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of the Company stock to be received in the reorganization that would reduce the Public Shareholders ownership of Company common stock to a number of shares having a value, as of the date of the reorganization, of less than 50% of the value of all of the formerly outstanding Bank common stock as of the same date. For purposes of this representation, shares of Bank common stocks exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of Company common stock, will be treated as outstanding common stock on the date of the transaction, but the shares of Bank common stock held by the Mutual Holding Company prior to the consummation of the merger will be disregarded. Moreover, shares of Bank common stock and shares of Company common stock held by the Bank's shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the transaction as part of the agreement will be considered in making this representation.

(c) Following the reorganization, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim B's net assets and at least 70% of the fair market value of Interim B's gross assets held immediately prior to the reorganization. For purposes of this representation, amounts paid by the Bank or Interim B to shareholders who receive cash or other property, amounts used by the Bank or Interim B to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Bank will be included as assets of the Bank or Interim B respectively, immediately prior to the reorganization.



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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-7-



(d) Prior to the transaction, the Company will be in control of Interim B within the meaning of Section 368(c).

(e) As of the date of the execution of this agreement, the Bank has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Bank within the meaning of Section 368(c).

(f) As of the date of this agreement, the Company has no plan or intention to acquire any of its stock issued in the transaction.

(g) The Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation, or sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Company; to cause the Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from the Interim B, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

(h) The liabilities of the Interim B, if any, assumed by the Bank and the liabilities to which the transferred assets of Interim B are subject to, were incurred by Interim B in the ordinary course of its business.

(i) Following the transaction, the Bank will continue its historic business or use a significant portion of its business assets in a business.

(j) The Company, Interim B, the Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in the reorganization. The Bank will pay or assume only those expenses of Interim B, if any, that are solely and directly related to the transaction according to the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

(k) There is no intercorporate indebtedness existing between the Company and the Bank or between the Interim B and the Bank that was issued, acquired, or would be settled at a discount.

(l) In the Reorganization, shares of Bank stock representing control of the Bank, as defined in Section 368(c), will be exchanged solely for voting stock of the Company. For purposes of this representation, shares of Bank stock exchanged for cash or other property originating with the Company will be treated as outstanding Bank common stock on the date of the Reorganization.


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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-8-



(m) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect the Company's acquisition or retention of control of the Bank, as defined in Section 368(c).

(n) The Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank, nor will the Company acquire any such stock prior to the proposed transaction.

(o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

(p) On the date of the Reorganization, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(q) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(r) None of the compensation received by any of the shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of Company common stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.



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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-9-




                               FEDERAL TAX OPINION

Based solely upon the terms of the proposed transaction described herein and the representations set forth, it is our opinion that the following Federal income tax consequences will result from the Reorganization.

(1) The conversion of the Mutual Holding Company from a Federally chartered mutual holding company to a Federally chartered interim savings bank will qualify as a tax-free reorganization since the conversion will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F). Provided that the merger of the Mutual Holding Company with and into the Bank qualifies as a statutory merger under applicable law, and that after the reorganization the Bank will hold substantially all of the assets of the Mutual Holding Company, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A). The exchange of the member's equity in Mutual Holding Company for interests in a liquidation account established at the Bank in the merger will satisfy the continuity of interest required by Section 1.368-1(b)(Rev. Rul. 69-3, 1968-1 C.B. 103 and Rev. Rul. 69-646, 1969-2 C.B.
54). The Bank and the Mutual Holding Company will each be a party to the reorganization within the meaning of Section 368(b).

(2) The Bank will not recognize any gain or loss on the receipt of the assets of the Mutual Holding Company in exchange for the liquidation accounts of the Bank (Section 1032(a)).

(3) Provided that the merger of Interim B with and into the Bank qualifies as a statutory merger under applicable law, and that after the reorganization the Bank will hold substantially all of the assets of Interim B, and in the reorganization, Bank Shareholders exchange solely for voting Company common stock an amount of Bank common stock constituting "control" of the Bank within the meaning of Section 368(c), the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A). The reorganization will not be disqualified by reason of the fact that common stock of the Company is used in the transaction (Section 368(a)(2)(E)). The Bank, the Company and Interim B will each be a party to the reorganization within the meaning of Section 368(b).

(4) Interim B will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank common stock and the assumption by the Bank of the liabilities, if any, of Interim B (Sections 361(a) and 357(a)).

(5) The Bank will not recognize any gain or loss on the receipt of the assets of Interim B in exchange for Bank common stock (Section 1032(a)).



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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-10-




(6) The Company will not recognize any gain or loss upon its receipt of Bank common stock solely in exchange for Interim B stock (Section 354(a)).

(7) Bank Public Shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Company common stock (Section 354(a)).

(8) A Bank Public Shareholder's basis in his or her Company common stock received in the exchange will be the same as the basis of the Bank common stock surrendered in the exchange thereof (Section 358(a)).

(9) A Bank Public Shareholder's holding period in his or her Company common stock received in the exchange will include the period during which the Bank common stock surrendered was held, provided that the Bank common stock surrendered is a capital asset in the hands of the Bank Public Shareholder on the date of the exchange (Section 1223(1)).

(10) No gain or loss will be recognized by the Company on the receipt of money in exchange for Company common stock in the offering (Section 1032(a)).

(11) No gain or loss shall be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members on the issuance to them of withdrawable deposit accounts in the Bank, in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts or to the issuance of interest in the liquidation account for the Members' equity in the Mutual Holding Company (Section 354(a) of the Code).

Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized, but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).



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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-11-




(12) The basis of the Company common stock to its stockholders will be the purchase price thereof, plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscriptions rights have no value, the basis of the common stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

Our opinion under Paragraph (11) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under Paragraphs (11) and (12) above assumes that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from FinPro, Inc. which indicates that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxable on the distribution of the subscription rights.

                          NEW JERSEY STATE TAX OPINION

Based on and subject to the foregoing, it is our opinion that under New Jersey State Tax Law:

(1) No gain or loss will be recognized by the Mutual Holding Company, the Company or Interim B under the New Jersey Corporation Business Tax Act.

(2) No gain or loss will be recognized by the Mutual Holding Company, the Bank, or Interim B under the New Jersey Savings Institution Tax Act.

(3) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by depositors or the Public stockholders of the Bank under the New Jersey Gross Income Tax Act.


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Board of Directors
Bayonne Bankshares, M.H.C.
First Savings Bank of New Jersey, S.L.A.
May 30, 1997
-12-




                                SCOPE OF OPINION

Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan, as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion.

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings as they now exist, as well as the Revised Statutes of New Jersey (1937) as amended, the regulations thereunder and judicial and administrative interpretations thereof, as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service or the New Jersey Division of Taxation and there can be no assurance, and none is hereby given, that the Internal Revenue Service or the New Jersey Division of Taxation will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service or the New Jersey Division of Taxation.

                                     CONSENT

We consent to the inclusion of this opinion as an exhibit to the Form AC of Bayonne Bankshares, M.H.C. and the Form S-1 Registration Statement of Bayonne Bancshares, Inc. and the references to and summary of this opinion in such Form AC and Form S-1 Registration Statement.

Very truly yours,





/s/ KPMG Peat Marwick LLP